EXHIBIT NO. 99.2

The X-Change Corporation
File No. 002-41703
Form 8-K
Report date: October 11, 2010

PRESS RELEASE
FOR IMMEDIATE RELEASE

DALLAS,   TX  -   (Marketwire   -   10/11/10)   -   The   X-Change   Corporation
(Pinksheets:XCHC) today announced details of 21-Century Silicon's proprietary carbothermic reduction furnace. The company produces solar-grade silicon, used in manufacturing photovoltaic ("solar") panels. 21-Century's mini-mill strategy takes advantage of pure material supplies and multiple continuous-process furnaces to produce silicon at a low manufacturing cost per kilo, about half of competitive processes. The company's new furnaces have a capacity of 200 metric tons per year each, using a continuous-feed process that can be unloaded on the fly without costly furnace shutdowns. The high-grade purity of the silicon produced is reflected in low contaminant levels. In particular, boron and phosphorus concentrations measure less than one part per billion. The rapid growth of the solar-panel industry has put substantial pressure on traditional suppliers, who are unable to economically produce silicon at today's market prices. 21-Century can manufacture photovoltaic silicon at a much lower cost because of flexible scaling, low capital cost, fast cycle time, easy process tuning, and a facility set-up time of approximately nine months, which in aggregate enable the company to compete profitably.

Discussing the company's prospects, 21-Century's Chairman and CEO, Peter Mei, said, "Many of our early and second-stage investors are consumers of silicon, and the economy of our process is what attracted them to us. We hold memoranda of understanding from several of these investors, indicating their intention to place orders with us totaling $490 million. We are eager to build out our next-generation furnaces and begin production and delivery to them and other buyers."

About The X-Change Corporation
     The X-Change Corporation is a publicly traded company. In March, 2010, X-Change began a restart after a period of dormancy. Management believes that the new direction indicated by the acquisition of 21-Century Silicon, Inc., will better serve the Company's shareholders.

Forward-Looking Statements
     This Press Release includes forward-looking statements. A statement containing works such as "anticipate," "seek," intend," "believe," "plan," "estimate," "expect," "project," "plan," or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the events or results anticipated by these forward-looking statements may not occur. The X-Change Corporation does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Contact Information
     Haviland Wright, President & CEO
     Email: info@xchccorp.com
     Tel: 1 (310) 916-9263
     Web: www.xchccorp.com

Source: The X-Change Corporation